Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 22, 2022 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the fourth quarter and the full year ended December 31, 2021.

FOURTH QUARTER HIGHLIGHTS
•Q4 2021 average production of 18,370 bo/d (31,359 boe/d)
•Q4 2021 consolidated net income (including non-controlling interest) of $117.0 million; net income attributable to Viper Energy Partners LP of $39.5 million, or $0.50 per common unit
•Adjusted net income (as defined and reconciled below) of $84.4 million, or $1.07 per common unit
•Q4 2021 cash distribution of $0.47 per common unit, representing approximately 70% of total cash available for distribution; $0.47 distribution is up 24% quarter over quarter and implies a 7.2% annualized yield based on the February 18, 2022 unit closing price of $26.21
•Q4 2021 cash available for distribution of $0.67 per common unit represents a Company record; 12% higher than the previous record of $0.60 per common unit generated in Q2 2018
•Repurchased 574,200 common units in Q4 2021 for an aggregate of $12.4 million; from the end of the fourth quarter through January 31, 2022, Viper repurchased an additional 1,580,200 common units for an aggregate of $39.3 million
•Consolidated adjusted EBITDA (as defined and reconciled below) of $123.9 million and cash available for distribution to Viper’s common units (as reconciled below) of $52.8 million
•Ended the fourth quarter of 2021 with total long-term debt of $783.9 million and net debt of $744.5 million (as defined and reconciled below)
•179 total gross (5.1 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q4 2021 with an average lateral length of 10,048 feet
•As previously announced, completed acquisition of certain mineral and royalty interests from Swallowtail Royalties LLC and Swallowtail Royalties II LLC (“Swallowtail”); added approximately 2,313 net royalty acres primarily in the Northern Midland Basin, roughly 62% of which are operated by Diamondback
•In addition to the Swallowtail acquisition, acquired 350 Diamondback-operated net royalty acres for an aggregate purchase price of $49.1 million during Q4 2021
•Subsequent to the end of the fourth quarter of 2021, divested 325 net royalty acres for cash consideration of $29.3 million, subject to post-close adjustments; represents third party operated acreage located entirely in Upton and Reagan counties

FULL YEAR 2021 HIGHLIGHTS
•Full year 2021 average production of 16,625 bo/d (28,110 boe/d)
•Full year 2021 consolidated net income (including non-controlling interest) of $256.7 million; net income attributable to Viper Energy Partners LP of $57.9 million, or $0.85 per common unit
•Declared distributions of $1.43 per common unit during full year 2021; generated $2.10 per common unit of total cash available for distribution
•Repurchased 2,612,840 units during full year 2021 for an aggregate of $46.0 million, representing an average price of $17.60 per unit
•Generated full year 2021 consolidated adjusted EBITDA (as defined and reconciled below) of $373.2 million
•Proved reserves as of December 31, 2021 of 127,888 Mboe (71% PDP, 69,240 Mbo), up 29% year over year with oil up 20% from year end 2020
•720 total gross (14.0 net 100% royalty interest) horizontal wells turned to production during 2021 with an average lateral length of 9,823 feet
•Acquired approximately 2,706 net royalty acres for an aggregate purchase price of $617.0 million; increased Diamondback-operated acreage by 1,835 net royalty acres
•Approximately 60% of distributions paid in 2021 are reasonably estimated to constitute non-taxable reductions to the tax basis, and not dividends, for U.S. federal income tax purposes

2022 OUTLOOK
•Initiating average daily production guidance for the first half of 2022 of 17,750 to 18,500 bo/d (29,500 to 30,750 boe/d)
•Initiating full year 2022 average production guidance of 17,750 to 19,000 bo/d (29,500 to 31,500 boe/d)
•As of February 8, 2022, there were approximately 618 gross horizontal wells in the process of active development on Viper’s acreage, in which Viper expects to own an average 1.7% net royalty interest (10.6 net 100% royalty interest wells)
•Approximately 563 gross (11.6 net 100% royalty interest) line-of-sight wells that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•Approximately 90% of distributions paid in 2022 are expected to be reasonably estimated to constitute non-taxable reductions to the tax basis, and not dividends, for U.S. federal income tax purposes

“During the fourth quarter, Viper generated record financial and operating results, highlighted by the $0.67 per common unit of cash available for distribution, exceeding our previous record by over 10%. Importantly, production outperformed expectations during the quarter following the closing of the Swallowtail acquisition as third party operated activity levels exceeded our conservative acquisition assumptions and Diamondback continued to focus its activity on Viper’s concentrated royalty acreage,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Looking ahead to 2022, Viper is uniquely positioned within the industry to be able to capture numerous tailwinds and return substantial amounts of cash back to our unitholders. With zero capital requirements and only limited operating costs, royalty companies will be advantaged in 2022 as we will not face inflationary cost pressures. For Viper specifically, as our defensive hedges placed in 2020 rolled off at the end of 2021, our industry leading cash margins will now be further enhanced by mostly uncapped exposure to strength in commodity prices. Lastly, Viper continues to have unmatched, high confidence visibility into Diamondback’s expected forward plan to support our production profile, with additional upside from third party operated production continuing to exceed our conservative activity and timing assumptions.”

MANAGEMENT CHANGES

Austen Gilfillian, currently Senior Finance Associate, has been promoted to General Manager of Viper. Mr. Gilfillian’s additional responsibilities will include both the Viper land and business development functions reporting to him, along with his existing responsibilities of finance and investor relations. Mr. Gilfillian will continue to report to Kaes Van’t Hof, President of Viper’s General Partner.

FINANCIAL UPDATE

Viper’s fourth quarter 2021 average unhedged realized prices were $74.00 per barrel of oil, $4.82 per Mcf of natural gas and $36.65 per barrel of natural gas liquids, resulting in a total equivalent realized price of $56.82/boe.

During the fourth quarter of 2021, the Company recorded total operating income of $165.8 million and consolidated net income (including non-controlling interest) of $117.0 million.

As of December 31, 2021, the Company had a cash balance of $39.4 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $783.9 million, resulting in net debt (as defined and reconciled below) of $744.5 million. Viper’s outstanding long-term debt as of December 31, 2021 consisted of $479.9 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $304.0 million in borrowings on its revolving credit facility, leaving $196.0 million available for future borrowings and $235.4 million of total liquidity.

FOURTH QUARTER 2021 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

The Board of Directors of Viper’s General Partner declared a cash distribution for the three months ended December 31, 2021 of $0.47 per common unit. The distribution is payable on March 11, 2022 to eligible common unitholders of record at the close of business on March 4, 2022. This distribution represents approximately 70% of total cash available for distribution.

On August 19, 2021 and November 18, 2021, Viper made cash distributions to its common unitholders and subsequently has reasonably estimated that a portion of such distributions, as well as a portion of the distribution payable on March 11, 2022, should not constitute dividends for U.S. federal income tax purposes. Rather, approximately 90% of distributions expected to be paid in 2022 and 60% of distributions paid in 2021 are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

During the fourth quarter of 2021, Viper repurchased 574,200 common units for an aggregate of $12.4 million. In total through December 31, 2021, the Company had repurchased 4,657,840 common units for an aggregate of $70.0 million, reflecting an average price of $15.01 per unit.

From the end of the fourth quarter through January 31, 2022, Viper repurchased an additional 1,580,200 units for an aggregate of approximately $39.3 million, including a privately negotiated transaction for 1,500,000 units with an affiliate of Blackstone, Inc. In total through January 31, 2022, the Company had repurchased 6,238,040 common units at an average price of $17.50 per unit, utilizing approximately 72.9% of the $150.0 million approved by the Board for the repurchase program.

OPERATIONS AND ACQUISITIONS UPDATE

During the fourth quarter of 2021, Viper estimates that 179 gross (5.1 net 100% royalty interest) horizontal wells with an average royalty interest of 2.9% were turned to production on its acreage position with an average lateral length of 10,048 feet. Of these 179 gross wells, Diamondback is the operator of 40 gross wells with an average royalty interest of 9.3%, and the remaining 139 gross wells, with an average royalty interest of 1.0%, are operated by third parties.

As previously announced, on October 1, 2021, Viper completed the acquisition of certain mineral and royalty interests from Swallowtail for approximately 15.25 million of our common units and approximately $225.3 million in cash. The mineral and royalty interests acquired in the Swallowtail acquisition represent approximately 2,313 net royalty acres primarily in the Northern Midland Basin, of which approximately 62% are operated by Diamondback.

In addition to the Swallowtail acquisition, during the fourth quarter of 2021 Viper acquired 350 net royalty acres for an aggregate of approximately $49.1 million, 100% of which are operated by Diamondback. These acquisitions were funded through a combination of cash on hand and borrowings under the Company’s credit facility.

As a result of the acquisitions completed during the fourth quarter of 2021, the Company’s footprint of mineral and royalty interests as of December 31, 2021 was 27,027 net royalty acres.

Subsequent to the end of the fourth quarter, Viper completed a divestiture of approximately 325 net royalty acres for total proceeds of approximately $29.3 million, subject to post-closing adjustments. The mineral and royalty interests included in the divestiture represent third party operated acreage located entirely in Upton and Reagan counties.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (fourth quarter 2021)(1):
Gross wells	40	139	179
Net 100% royalty interest wells	3.7	1.4	5.1
Average percent net royalty interest	9.3%	1.0%	2.9%

Horizontal wells turned to production (year ended December 31, 2021)(2):
Gross wells	158	562	720
Net 100% royalty interest wells	10.2	3.8	14.0
Average percent net royalty interest	6.5%	0.7%	1.9%

Horizontal producing well count (fourth quarter 2021):
Gross wells	1,335	4,371	5,706
Net 100% royalty interest wells	101.8	59.4	161.2
Average percent net royalty interest	7.6%	1.4%	2.8%

Horizontal active development well count (as of January 27, 2022):
Gross wells	106	512	618
Net 100% royalty interest wells	6.8	3.8	10.6
Average percent net royalty interest	6.4%	0.7%	1.7%

Line of sight wells (as of January 27, 2022):
Gross wells	135	428	563
Net 100% royalty interest wells	7.8	3.8	11.6
Average percent net royalty interest	5.8%	0.9%	2.1%
(1) Average lateral length of 10,048 feet.
(2) Average lateral length of 9,823 feet.

The 618 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 39 gross rigs operating on Viper’s acreage, six of which are operated by Diamondback. The 563 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

YEAR END RESERVES UPDATE

Ryder Scott Company, L.P. prepared an estimate of Viper’s proved reserves as of December 31, 2021. Reference prices of $66.56 per barrel of oil and natural gas liquids and $3.59 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $64.87 per barrel of oil, $2.97 per Mcf of natural gas and $25.93 per barrel of natural gas liquids.

Proved reserves at year-end 2021 of 127,888 Mboe (69,240 Mbo) represent a 29% increase over year-end 2020 reserves. The year-end 2021 proved reserves have a PV-10 value (as defined and reconciled below) of approximately $2.3 billion and a standardized measure of discounted future net cash flows of $2.1 billion.

Proved developed reserves increased by 26% year over year to 91,170 Mboe (49,280 Mbo) as of December 31, 2021, reflecting continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 38,756 Mboe resulted in a reserve replacement ratio of 378% (defined as the sum of extensions, discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 293% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 30,981 Mboe are primarily attributable to the drilling of 407 new wells and from 336 new proved undeveloped locations added. The Company’s negative revisions of previous estimated quantities of 918 Mboe were driven primarily by a reassessment of Diamondback’s expected development plan following two large acquisitions. There were offsetting positive revisions due to price increases and improved well performance. The purchase of reserves in place of 9,102 Mboe was due to multiple acquisitions of certain mineral and royalty interests, primarily the Swallowtail acquisition.

	Oil (MBbls)	Liquids (MBbls)	Gas (MMcf)	MBOE
As of December 31, 2020	57,530	21,953	119,450	99,392
Purchase of reserves in place	5,246	2,264	9,549	9,102
Extensions and discoveries	17,256	7,182	39,256	30,981
Revisions of previous estimates	(4,544)	(1,339)	29,788	(918)
Divestitures	(180)	(114)	(681)	(409)
Production	(6,068)	(1,913)	(13,672)	(10,260)
As of December 31, 2021	69,240	28,033	183,690	127,888

As the owner of mineral and royalty interests, Viper incurred no exploration and development costs during the year ended December 31, 2021.

	December 31,
	2021	2020	2019
	(in thousands)
Acquisition costs:
Proved properties	$138,882	$9,509	$318,525
Unproved properties	479,041	56,169	833,221
Total	$617,923	$65,678	$1,151,746

GUIDANCE UPDATE

Below is Viper’s preliminary guidance for the full year 2022, as well as average production guidance for the first half of 2022.

Viper Energy Partners

Q1 2022 / Q2 2022 Net Production - MBo/d	17.75 - 18.50
Q1 2022 / Q2 2022 Net Production - MBoe/d	29.50 - 30.75
Full Year 2022 Net Production - MBo/d	17.75 - 19.00
Full Year 2022 Net Production - MBoe/d	29.50 - 31.50

Unit costs ($/boe)
Depletion	$9.75 - $10.75
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.20
Interest Expense(1)	$3.25 - $3.75

Production and Ad Valorem Taxes (% of Revenue) (2)	7% - 8%
(1)Expected interest for the full year 2022 assuming $480.0 million in principal of senior notes and $300.0 million drawn on the revolver.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2021 on Wednesday, February 23, 2022 at 10:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 5529768. A telephonic replay will be available from 1:00 p.m. CT on Wednesday, February 23, 2022 through Wednesday, March 2, 2022 at 1:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 5529768. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$39,448	$19,121
Royalty income receivable (net of allowance for credit losses)	68,568	32,210
Royalty income receivable—related party	2,144	1,998
Other current assets	989	665
Total current assets	111,149	53,994
Property:
Oil and natural gas interests, full cost method of accounting ($1,640,172 and $1,364,906 excluded from depletion at December 31, 2021 and December 31, 2020, respectively)	3,513,590	2,895,542
Land	5,688	5,688
Accumulated depletion and impairment	(599,163)	(496,176)
Property, net	2,920,115	2,405,054
Other assets	2,757	2,327
Total assets	$3,034,021	$2,461,375
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$69	$43
Accrued liabilities	20,980	18,262
Derivative instruments	3,417	26,593
Total current liabilities	24,466	44,898
Long-term debt, net	776,727	555,644
Total liabilities	801,193	600,542
Commitments and contingencies
Unitholders’ equity:
General Partner	729	809
Common units (78,546,403 units issued and outstanding as of December 31, 2021 and 65,817,281 units issued and outstanding as of December 31, 2020)	813,161	633,415
Class B units (90,709,946 units issued and outstanding December 31, 2021 and December 31, 2020)	931	1,031
Total Viper Energy Partners LP unitholders’ equity	814,821	635,255
Non-controlling interest	1,418,007	1,225,578
Total equity	2,232,828	1,860,833
Total liabilities and unitholders’ equity	$3,034,021	$2,461,375

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating income:
Royalty income	$163,915	$75,124	$501,534	$246,981
Lease bonus income	1,731	900	2,763	2,585
Other operating income	141	299	620	1,060
Total operating income	165,787	76,323	504,917	250,626
Costs and expenses:
Production and ad valorem taxes	9,132	5,538	32,558	19,844
Depletion	28,757	28,297	102,987	100,501
Impairment	—	69,202	—	69,202
General and administrative expenses	1,682	2,005	7,800	8,165
Total costs and expenses	39,571	105,042	143,345	197,712
Income (loss) from operations	126,216	(28,719)	361,572	52,914
Other income (expense):
Interest expense, net	(9,883)	(8,130)	(34,044)	(33,000)
Gain (loss) on derivative instruments, net	1,240	(16,122)	(69,409)	(63,591)
Gain (loss) on revaluation of investment	—	105	—	(8,556)
Other income, net	2	175	79	1,286
Total other expense, net	(8,641)	(23,972)	(103,374)	(103,861)
Income (loss) before income taxes	117,575	(52,691)	258,198	(50,947)
Provision for (benefit from) income taxes	580	—	1,521	142,466
Net income (loss)	116,995	(52,691)	256,677	(193,413)
Net income (loss) attributable to non-controlling interest	77,530	(25,072)	198,738	(1,109)
Net income (loss) attributable to Viper Energy Partners LP	$39,465	$(27,619)	$57,939	$(192,304)

Net income (loss) attributable to common limited partner units:
Basic	$0.50	$(0.41)	$0.85	$(2.84)
Diluted	$0.50	$(0.41)	$0.85	$(2.84)
Weighted average number of common limited partner units outstanding:
Basic	78,986	67,253	68,319	67,686
Diluted	79,058	67,253	68,391	67,686

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$116,995	$(52,691)	$256,677	$(193,413)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	—	—	—	142,466
Depletion	28,757	28,297	102,987	100,501
Impairment	—	69,202	—	69,202
(Gain) loss on derivative instruments, net	(1,240)	16,122	69,409	63,591
Net cash receipts (payments) on derivatives	(31,397)	(18,280)	(92,585)	(36,998)
(Gain) loss on revaluation of investment	—	(105)	—	8,556
Other	1,378	908	4,710	3,589
Changes in operating assets and liabilities:
Royalty income receivable	(21,435)	(102)	(36,358)	25,879
Royalty income receivable—related party	19,878	12,913	(146)	8,578
Other	(5,494)	(2,914)	2,420	4,605
Net cash provided by (used in) operating activities	107,442	53,350	307,114	196,556
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(274,448)	(1,170)	(281,176)	(65,678)
Proceeds from sale of assets	—	36,496	—	38,594
Proceeds from the sale of investments	—	5,539	—	10,801
Net cash provided by (used in) investing activities	(274,448)	40,865	(281,176)	(16,283)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	243,000	9,000	330,000	104,000
Repayment on credit facility	(31,000)	(51,500)	(110,000)	(116,500)
Repayment of senior notes	—	—	—	(19,697)
Debt issuance costs	(17)	(21)	(2,885)	(111)
Repurchased units as part of unit buyback	(12,437)	(24,026)	(45,999)	(24,026)
Distributions to public	(29,840)	(6,731)	(75,942)	(45,674)
Distributions to Diamondback	(34,772)	(9,170)	(100,685)	(62,282)
Other	(20)	(20)	(100)	(464)
Net cash provided by (used in) financing activities	134,914	(82,468)	(5,611)	(164,754)
Net increase (decrease) in cash and cash equivalents	(32,092)	11,747	20,327	15,519
Cash, cash equivalents and restricted cash at beginning of period	71,540	7,374	19,121	3,602
Cash, cash equivalents and restricted cash at end of period	$39,448	$19,121	$39,448	$19,121

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Production Data:
Oil (MBbls)	1,690	1,597	6,068	5,956
Natural gas (MMcf)	3,844	3,032	13,672	11,486
Natural gas liquids (MBbls)	554	446	1,913	1,848
Combined volumes (MBOE)(1)	2,885	2,549	10,260	9,718

Average daily oil volumes (BO/d)	18,370	17,359	16,625	16,272
Average daily combined volumes (BOE/d)	31,359	27,699	28,110	26,551

Average sales prices:
Oil ($/Bbl)	$74.00	$40.36	$65.51	$36.58
Natural gas ($/Mcf)	$4.82	$1.36	$3.60	$0.79
Natural gas liquids ($/Bbl)	$36.65	$14.71	$28.66	$10.88
Combined ($/BOE)(2)	$56.82	$29.48	$48.88	$25.41

Oil, hedged ($/Bbl)(3)	$55.42	$30.48	$50.25	$32.00
Natural gas, hedged ($/Mcf)(3)	$4.82	$0.84	$3.60	$0.02
Natural gas liquids ($/Bbl)(3)	$36.65	$14.71	$28.66	$10.88
Combined price, hedged ($/BOE)(3)	$45.94	$22.68	$39.86	$21.71

Average Costs ($/BOE):
Production and ad valorem taxes	$3.17	$2.17	$3.17	$2.04
General and administrative - cash component(4)	0.48	0.66	0.65	0.71
Total operating expense - cash	$3.65	$2.83	$3.82	$2.75

General and administrative - non-cash unit compensation expense	$0.10	$0.13	$0.11	$0.13
Interest expense, net	$3.43	$3.19	$3.32	$3.40
Depletion	$9.97	$11.10	$10.04	$10.34
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, cash paid for tax withholding on vested common units, distribution equivalent rights and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income (loss) attributable to Viper Energy Partners LP	$39,465	$16,832	$4,662	$(3,020)
Net income (loss) attributable to non-controlling interest	77,530	56,613	37,716	26,879
Net income (loss)	116,995	73,445	42,378	23,859
Interest expense, net	9,883	8,328	7,973	7,860
Non-cash unit-based compensation expense	276	243	338	315
Depletion	28,757	25,366	23,978	24,886
Non-cash (gain) loss on derivative instruments	(32,637)	(15,707)	8,606	16,562
Provision for (benefit from) income taxes	580	906	—	35
Consolidated Adjusted EBITDA	123,854	92,581	83,273	73,517
Less: Adjusted EBITDA attributable to non- controlling interest(1)	66,242	54,269	48,637	42,779
Adjusted EBITDA attributable to Viper Energy Partners LP	$57,612	$38,312	$34,636	$30,738

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$(580)	$(906)	$—	$(35)
Debt service, contractual obligations, fixed charges and reserves	(4,094)	(2,996)	(4,187)	(3,047)
Cash paid for tax withholding on vested common units	—	—	—	(20)
Distribution equivalent rights payments	(52)	(62)	(55)	(24)
Preferred distributions	(45)	(45)	(45)	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$52,841	$34,303	$30,349	$27,567

Common limited partner units outstanding	78,546	63,831	64,546	64,950

Cash available for distribution per limited partner unit	$0.67	$0.54	$0.47	$0.42
Cash per unit approved for distribution	$0.47	$0.38	$0.33	$0.25
(1) Does not take into account special income allocation consideration.
Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for impairment expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of net income (loss) attributable to Viper Energy Partners LP to adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31, 2021
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP	$39,465	$0.50
Net income (loss) attributable to non-controlling interest	77,530	0.98
Net income (loss)	116,995	1.48
Non-cash (gain) loss on derivative instruments, net	(32,637)	(0.41)
Adjusted net income (loss)	84,358	1.07
Less: Adjusted net income (loss) attributed to non-controlling interests	55,627	0.71
Adjusted net income (loss) attributable to Viper Energy Partners LP	$28,731	$0.36

Weighted average common units outstanding:
Basic		78,986
Diluted		79,058

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	December 31, 2021	Net Q4 Principal Borrowings/(Repayments)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(in thousands)
Total long-term debt(1)	$783,938	$212,000	$571,938	$541,938	$536,938	$563,938
Cash and cash equivalents	(39,448)		(41,515)	(42,422)	(11,727)	(19,121)
Net debt	$744,490		$530,423	$499,516	$525,211	$544,817
(1) Excludes debt issuance costs, discounts & premiums.

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry.

The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2021
Standardized measure of discounted future net cash flows after taxes	$2,093,117
Add: Present value of future income tax discounted at 10%	254,053
PV-10	$2,347,170

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Collars - WTI (Cushing)	2,500	2,000	4,000	—
Floor Price	$45.00	$45.00	$45.00	$—
Ceiling Price	$79.55	$80.15	$92.65	$—
Deferred Premium Puts - WTI (Cushing)	9,500	10,000	8,000	—
Strike	$47.51	$47.50	$47.50	$—
Premium	$(1.57)	$(1.49)	$(1.52)	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Costless Collars - Henry Hub	20,000	20,000	20,000	20,000
Floor Price	$2.50	$2.50	$2.50	$2.50
Ceiling Price	$4.62	$4.62	$4.62	$4.62

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Natural Gas Basis Swaps - Waha Hub	10,000	10,000	10,000	10,000
Swap Price	$(1.02)	$(1.02)	$(1.02)	$(1.02)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.